Code of Ethics

Background

Nia has adopted a Code of Ethics as a prudent business practice to:

♦         Set forth standards of conduct expected of advisory personnel (including compliance with applicable federal and state securities laws);

♦         Safeguard material nonpublic information about clients, their holdings, and transactions;

♦         Require “access persons” to report their personal securities transactions;

♦         Ensure that the activities of the investment adviser and its personnel comply with the broad antifraud provisions of applicable securities statutes; and

♦         Ensure that conflicts of interest are fully identified, managed, and as necessary disclosed.

Code of Ethics Policy Statement

As an investment adviser, Nia has a fiduciary duty to its clients. This duty requires that Nia and its employees retain an undivided loyalty to clients wherein client interests always come before those of the Firm and its employees, without exception.

Nia has an obligation to uphold the fiduciary duty to clients and to facilitate employee compliance with security statutes and regulatory requirements. In addition to providing procedures regarding the identification, management, and disclosure of conflicts of interest which challenge the Firm, the Code of Ethics is intended to address aspects of compliance risk management which are not explicitly addressed in the Compliance Manual. In this regard, the Code of Ethics represents an important component of the Firm’s risk management program and by way of employee certification, places responsibility for compliance squarely upon each employee.

The Firm holds all employees accountable for adhering to and advocating the following general standards to the best of their knowledge and ability:

♦         Always place client interests first, never benefitting at the expense of advisory clients;

♦         Always act in an honest and ethical manner, including in connection with, and the handling and avoidance of, actual or potential conflicts of interest between personal and professional relationships;

♦         Always maintain the confidentiality of information concerning the identity of security holdings, financial circumstances and all material nonpublic information pertaining to clients and the Firm’s business activities;

♦         Fully comply with all applicable securities-related laws, rules, and regulations of federal, state and local governments and other applicable regulatory agencies;

♦         Annually attest in writing to comply with the Code of Ethics and Compliance Manual;

♦         Proactively promote ethical and honest behavior including, without limitation, the prompt reporting of violations of, and being accountable for adherence to, this Code of Ethics; and

♦         Report suspected noncompliance to the CCO.

Failure to comply with the Nia Code of Ethics may result in disciplinary action up to and including termination of employment.

Procedures for Code of Ethics Implementation

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The following procedures will be implemented by the CCO and observed by all access persons of the Firm pursuant to the Nia Code of Ethics. An access person is an employee that retains authorization to access material nonpublic information pertaining to clients or the confidential business activities of the Firm. Currently, all employees of Nia are deemed to be access persons under this Code of Ethics.

Insider Trading

Illegal insider trading generally refers to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the security traded. Legal insider trading occurs when insiders of the securities issuer accumulate/liquidate shares during legally permissible time frames.

Regulators define “material information” generally as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities were it to be disclosed in the public domain. Information is nonpublic if it has not been disseminated in the public domain (e.g., telephone directory, news media, etc.).

The Firm strictly prohibits trading personally or on behalf of others, directly or indirectly, based on the use of material, nonpublic or confidential information. Nia also prohibits the unauthorized communication or conveyance of material nonpublic information to others which is a violation of federal and state securities statutes. Employees who are aware of or who suspect the misuse of material nonpublic information should report such to the CCO. This policy applies to all Nia employees without exception.

Please note that regulators have determined that the term “material nonpublic information” relates not only to issuers but also to the adviser’s securities recommendations and client securities holdings and transactions.

Important aspects of insider trading statutes include the following:

♦         It is not necessary for the tipper or tippee to realize an economic gain to be indicted or penalized by the Department of Justice or the regulator.

♦         Scienter or knowledge of unauthorized use of material nonpublic information is not necessary for the tipper or tippee to be indicted or penalized by the Department of Justice or the regulator.

♦         With respect to the preceding, regulators will apply the legal doctrine of willful blindness to enforce insider trading regulations. This doctrine infers that if either the tipper or tippee “should have known” that unauthorized material nonpublic information was being communicated or conveyed relative to executing a securities transaction, they will be subject to penalty or formal accusation.

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Personal Securities Transactions

Initial Public Offerings (IPOs)

With exception accorded to transactions which are exempted as outlined in the “Exempted Transactions” section of this Code of Ethics, no employee may acquire, directly or indirectly, beneficial ownership in any securities in an Initial Public Offering (“IPO”) without first obtaining approval in writing from the CCO. Any acquisition by an employee in an IPO following CCO approval shall be recorded on the appropriate Firm personal trading log or other designated reporting document and placed in an employee file or CCO designated compliance file. The pre-approval will be valid for one day unless the CCO specifies otherwise in writing.

Limited or Private Offerings

Except in a transaction covered by the “Exempted Transactions” section of this Code of Ethics, no employee may acquire, directly or indirectly, beneficial ownership in any securities in a Limited or Private Offering without first obtaining approval in writing from the CCO. Hedge fund, private equity, and crowdfunding investments (among others) fall into this category. The pre-approval period will be specified by the CCO.

Miscellaneous Restrictions

Margin Accounts

Employees are prohibited from purchasing securities on margin, unless pre-approved in writing by the CCO.

Short Sales

Employees are prohibited from selling any security short that is owned by any client of the Firm, except for short sales “against the box”.

CCO Pre-approval

Employees may maintain accounts that are managed by Nia and are counted as supervised assets of the Firm. Generally, these accounts are traded at the same time as other client accounts to the extent a holding is purchased or sold across accounts with similar objectives. The Firm aggregates trades to ensure that employees are never favored over clients.

From time to time, employees of the Firm may buy or sell securities for themselves that are held in client portfolios, but are not trading simultaneously. In such cases, employees must receive written pre-approval from the CCO prior to transacting. The CCO will base pre-approvals of employee trades upon any known or potential conflict of interest and endeavor to ensure that clients are not disadvantaged. The CCO will log all written approvals and cross reference them against employee holdings and transactions as reported under the Code of Ethics or through oversight of related person accounts that represent accounts managed by Nia.

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Exempted Transactions

The prohibitions articulated in this section of the Code of Ethics shall NOT apply to:

♦         Purchases or sales of Mutual Fund securities

♦         Purchases or sales of ETFs

♦         Purchases or sales of S&P 500 securities

♦         Purchases or sales of the Nia Global Solutions Portfolio

♦         Purchases or sales of cryptocurrencies

♦         Direct obligations of the Government of the United States.

♦         Bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements.

♦         Shares issued by money market funds.

♦         Purchases or sales initiated in any account over which the employee has no direct or indirect influence or control.

♦         Purchases which are part of an automatic investment plan, including dividend reinvestment plans.

♦         Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of rights so acquired.

♦         Open-end investment company shares other than shares of investment companies advised by the Firm or its affiliates or sub-advised by the Firm.

♦         Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

♦         Acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

Personal Trading Procedures and Reporting

Pre-Clearance

The pre-clearance requirements of this section of this Code of Ethics shall only apply to:

♦         Equity securities.

♦         Purchases or sales of IPOs.

♦         Purchases or sales of limited offering securities, such as hedge funds.

♦         Purchases or sales of private placements.

For any transaction where pre-clearance is required, the following procedures must be followed:

  Employees must submit pre-clearance requests to the CCO in writing. The request must describe in detail what is being requested and any relevant information about the proposed activity.
  The CCO will respond in writing to the request as quickly as is practical, either giving an approval or declination of the request, or requesting additional information for clarification.
  Pre-clearance authorizations expire at the end of the day the approval is granted, unless otherwise noted by the CCO on the written authorization response.
  Records of all pre-clearance requests and responses will be maintained by the CCO for monitoring and recordkeeping purposes.
  The CCO will reconcile pre-clearance activity on a quarterly basis with the employee’s transaction reports.
  Another employee will review all CCO pre-clearance requests to avoid self-review.
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See Appendix B for the Pre-Clearance Request Form for Equity Securities. See Appendix C for the Pre-Clearance Request Form for IPOs, Private Placements, and Limited Offerings.

Reportable Securities

Employees must submit duplicate account statements or otherwise provide reports for "reportable securities" in which the employee has, or acquires, any direct or indirect beneficial ownership.1 An employee is presumed to be a beneficial owner of securities that are held by his or her immediate family members sharing the employee's household.2

Reportable securities are those securities defined in Section 202(a)(18) of the Advisers Act, including listed and unlisted securities, and private transactions (which include private placements, non-public stock, or warrants). Pre-clearance does not change the requirement to report transactions.

Reporting Requirements

Brokerage Account Disclosure

Every employee shall, no later than ten (10) days after the date of hire and annually thereafter, file a brokerage account report, disclosing a listing of all accounts holding reportable securities.

See Appendix D for a copy of the Brokerage Account Disclosure.

Holdings Reports

Every employee shall, no later than ten (10) days after the date of hire (or date designated as an access person) and annually thereafter, file a holdings report containing the following information:

♦         The title, exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount of each Reportable Security in which the employee had any direct or indirect beneficial ownership as of the date of the report;

♦         The name of any broker, dealer, or bank with whom the employee maintained an account in which any securities were held for the direct or indirect benefit of the employee; and

♦         The date the report is submitted by the employee.

Another employee will review all CCO holdings reports. Initial holding report information must be current as of a date no more than 45 days prior to the date the person becomes an access person. Annual report information must be current as of a date no more than 45 days prior to the date the report was submitted.

See Appendix E for a copy of the Holdings Report.

1 Beneficial ownership exists if the employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant investment or account.

2 The SEC’s Code of Ethics rule defines an “immediate family member” as any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, brother-in-law (including adoptive relationship). If the immediate family member resides in the same household as the employee, they are subject to the Advisor’s personal securities trade reporting requirements.

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Quarterly Transaction Reports

Every employee shall, no later than 10 days after the end of calendar quarter, file transaction reports containing the following information:

♦         For each transaction involving a Reportable Security in which the employee had, or because of the transaction acquired, any direct or indirect beneficial ownership, the employee must provide the date of the transaction, the title, exchange ticker symbol or CUSIP number, type of security, the interest rate and maturity date (if applicable), number of shares and principal amount of each involved in the transaction;

♦         The nature of the transaction (e.g. purchase, sale);

♦         The price of the security at which the transaction was effected;

♦         The name of any broker, dealer, or bank with or through the transaction was effected

♦         The account name or number in which the transaction occurred; and

♦         The date the report is submitted by the employee.

See Appendix F for a copy of the Quarterly Transactions Report.

Employees may use duplicate brokerage confirmations and account statements in lieu of submitting quarterly transaction reports, if all the required information is contained in those confirmations and statements. In such cases, employees are still required to certify to transactions quarterly in writing.

Self-review of the CCO quarterly transaction reports is prohibited. The CCO will arrange for an access person to review CCO’s securities holdings and to pre-approve the CCO’s personal trading activity pursuant to the Firm’s pre-clearance requirements. In lieu of personally conveying holdings reports to the CCO, employees may instruct their broker to forward all required reporting electronically to Nia. In such cases, employees are still required to certify to holdings reports in writing.

Reporting Exemptions

The reporting requirements of this section of this Code of Ethics shall NOT apply to:

♦         Any report with respect to securities over which the employee has no direct or indirect influence or control.

♦         Transaction reports with respect to transactions effected pursuant to an automatic investment plan, including dividend reinvestment plans.

♦         Transaction reports if the report would contain duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives the confirmations or statements no later than thirty (10) days after the end of the applicable calendar quarter.

♦         Any transaction or holding report if the Firm has only one employee, so long as the Firm maintains records of the information otherwise required to be reported under the rule.

Report Confidentiality

All holdings and transaction reports will be held strictly confidential, except to the extent necessary to implement and enforce the provisions of the Code of Ethics or to comply with requests for information from law enforcement or government agencies.

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Prohibited Activities

Conflicts of Interest

Unidentified, undisclosed, and/or poorly managed conflicts of interest represent the primary risk set to be managed by the Firm’s compliance program. Failure to identify, manage, and disclose as necessary conflicts of interest, undermine the Firm’s obligation to adhere to its fiduciary duty wherein the Firm has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interest of its clients.

All employees are prohibited from engaging in any activity or retaining a personal interest that presents a “conflict of interest.” A conflict of interest may arise if the interests of the Firm or its employees interfere or appear to interfere with the beneficial interests of clients relative to the development and delivery of investment advice and related products. Regulators have identified a conflict of interest as a scenario where a person or firm has an incentive to serve one interest at the expense of another interest or obligation. This might mean serving the interest of the firm over that of a client, or serving the interest of one client over other clients, or an employee or group of employees serving their own interests over those of the firm or its clients.

A conflict of interest is generally present whenever a party acts or has an interest that makes it difficult for that party to perform the duties and responsibilities with which it has been entrusted. As noted in this Code of Ethics, the Compliance Manual does not address every potential scenario whereby an employee may find themselves conflicted with their responsibility to develop and/or deliver investment advice on behalf of the Firm. While the Code of Ethics does endeavor to address conflicts of interest in a proactive manner, employees are required to raise to the CCO any questions or areas of amplification that may be required.

Listed below are situations that most likely could result in a conflict of interest and that are prohibited under this Code of Ethics:

♦         Employees may not favor the interest of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of employees, etc.). This kind of favoritism would constitute a breach of fiduciary duty.

♦         Employees are prohibited from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly, or indirectly, because of such transactions, including by purchasing or selling such securities.

♦         Employees are prohibited from recommending, implementing, or considering any securities transaction for a client without having disclosed any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO. If the CCO deems the disclosed interest to present a material conflict, the employee may not participate in any decision-making process regarding the securities of that issuer.

Gifts and Entertainment

Employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, employees should not offer gifts, favors, entertainment or other things of value that could

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be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the Firm or its employees.

No employee may give or receive any gift, service, or other item of more than de minimis value from any person or entity that does business with or on behalf of the adviser without written pre-approval by the CCO. The annual receipt of gifts from the same source valued at $100.00 or less shall be considered de minimis. Additionally, the receipt of an occasional dinner, a ticket to an entertainment event also shall be of de minimis value if the person or an individual employed by the gifting entity is also present at the event. Each gift or entertainment item, either given and received, which exceeds the $100 threshold must be reported to the CCO.

No employee may give or accept cash gifts or cash equivalents to or from a client, prospective client, or provider that does business with or on behalf of the adviser. Bribes and kickbacks, either offered or received, are criminal acts and are strictly prohibited by statute and the Nia Impact Advisors Code of Ethics.

See Appendix G for the Gifts and Entertainment Report.

Political and Charitable Contributions

California Pay-to-Play Laws

To promote transparency and fairness in the governmental decision making process there are rules in place to prevent public officials from being unfairly influenced by contributors to their campaign. The type of activity these laws were enacted to limit are often referred to as “pay-to-play.” These practices are generally described as the making of campaign contributions and related payments to elected officials to influence the awarding of contracts for the management of public pension plan assets and similar government investment contracts. Regulators take the position that these activities are unethical and distort the process by which investment advisers are selected by government officials.

Section 84308 is a California statute implemented to prevent pay-to-play. This regulation prohibits a party seeking a contract (other than competitively bid), license, permit, or other entitlement for use from contributing more than $250 to an “officer” of the agency. Section 84308 covers all elected and appointed "officers" of an "agency" and their alternates, as well as candidates for elective public office. The term "officer" is very broadly defined under section 84308 and includes the governing board or commission of any public agency, as well as the head of an agency. One important exemption applies to members of the governor's cabinet, but only when they act in the capacity of secretary of an agency.

The scope of the statute is narrowed considerably, however, by the definition of the term "agency." Due to exemptions from the definition of agency (discussed below), the law applies primarily to appointed members of local boards and commissions, such as planning commissions. Additionally, California regulations require disclosure of gifts to officials at public agencies. The disclosure is made using Form 801. This form is to be used by all state and local government agencies to disclose payments made to the agency when the payments provide a personal benefit to an official of the agency. Examples may include travel, meals, or other benefits. Under certain circumstances, these payments will not result in a gift to the official, but will be considered a gift to the agency. The payments must be used for official agency business and must meet other requirements that are set out in FPPC Regulation 18944.2, which is available on the FPPC website at www.fppc.ca.gov. This form must be filed within 30 days of the use of the payment.

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California treats the giving of tickets to officials at state and local agencies slightly differently. FPPC Regulation 18944.1 regulates this practice, with disclosure made on Form 802.

Federal Pay-to-Play Laws

Rule 206(4)-5 under the Advisers Act generally prohibits an investment adviser from accepting compensation from a U.S.-based government entity client for two years if that adviser, or certain of its owners, executives, or employees, has made a Political Contribution (as defined below) to an elected official or candidate who is, or who, if elected, would be able to “influence” the selection or retention of the adviser. Intent to influence the selection or retention of the adviser is not required to trigger the two-year compensation ban. Government entities include all state and local governments, their instrumentalities, and all public pension plans and other collective government funds.

Political Contribution means:

♦         any contribution, which includes any gift, subscription, loan, advance, deposit of money or anything of value, made to:

♦                     a candidate running for a U.S. state or local political office, or

♦                     a candidate running for a U.S. federal office who currently holds a U.S. state or local political office, or

♦                     political parties or PACs (as defined below) that may contribute to such campaigns;

♦         Any contribution made for the payment of debt incurred in connection with any such election; or

♦         Any contribution for transition or inaugural expenses of the successful candidate for a U.S. state or local political office.

Candidates for Federal Office

For avoidance of doubt, Political Contribution does not include a campaign contribution intended to be used for, or volunteer activities undertaken on behalf of, a candidate for U.S. federal office, such as the U.S. House of Representatives, U.S. Senate, or President of the United States, unless the candidate currently holds a U.S. state or local office.

Volunteer Activities

A donation of personal volunteer time to a covered elected official’s or candidate’s campaign or to a political party or PAC that may contribute to a covered elected official’s or candidate’s campaign is not a Political Contribution, if:

♦         The advisory firm has not solicited the individual’s volunteer efforts;

♦         The advisory firm’s resources – such as office space and telephones – are not used; and

♦         The volunteer work does not include fundraising activity.

Nia, as a matter of policy, will not solicit such volunteer efforts and prohibits use of its resources for such efforts. For avoidance of doubt, any volunteer activity for covered elected officials, candidates and political parties and PACs that does not fit within what is described above is considered a Political Contribution.

Special Considerations Regarding PACs

PACs are formed by corporations, labor unions, membership organizations, trade associations, and other organizations to solicit campaign contributions from individuals and then channel the resulting funds to

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candidates for elective office. If an entity has a PAC, contributions to the entity will be deemed Political Contributions unless the entity explicitly confirms that the contribution will be confined to the entity itself.

The Look-Back Provisions

Under another provision of Rule 206(4)-5 (the “Look-Back Provision”), Political Contributions a person made before he or she began work for the adviser in, or was promoted to, a “covered associate” position also may trigger the two-year ban. Thus, while the pay-to-play rules directly address only the Political Contributions of “covered associates,” Political Contributions that are made by other personnel may implicate the rules if such personnel are considered for promotion to a “covered associate” position.

The pay-to-play rules also: (a) prohibit the solicitation or coordination of campaign contributions from others on behalf of an elected official or candidate in a position to influence the selection or retention of the adviser, or on behalf of a political party of the state or locality where the adviser is seeking to provide advisory services to a government entity; and (b) bar advisers from using any third party to solicit investment advisory business from government clients, unless that third party is itself a permissible placement agent under Investment Advisers Act Rule 206(4)-5.

Indirect Contributions Also Prohibited

Finally, it is important to understand the exceptional breadth of the pay-to-play rules. They prohibit indirect acts that, if done directly, would violate the rules. This means that the pay-to-play rules prohibit directing contributions through third parties, such as spouses, family members, or companies affiliated with the adviser, if that activity would trigger the restrictions of the pay-to-play rules if the adviser or a “covered associate” engaged in it directly.

Policy

Nia may manage assets for or solicit business from government entity clients. Nia’s policy is to neither participate in nor permit employees to participate, directly or indirectly, in pay-to-play practices. Nia will not make Political Contributions or payments to or endorse or support political parties or candidates (including through intermediary organizations such as PACs or campaign funds). Nor will Nia directly or indirectly reimburse employees for individual Political Contributions or expenditures, or direct or induce employees to volunteer their personal time to candidates or use Nia facilities or resources to conduct volunteer activities in support of a candidate for public office. Nia’s policy requires employees to receive pre-approval from the CCO prior to making a Political Contribution.

Procedures

If an employee seeks to: (a) solicit investment advisory business from a government entity on behalf of Nia; or (b) directly or indirectly use a third party to solicit investment advisory business from a government entity for Nia, the employee should notify the CCO. This notification will ensure that Nia remains in full compliance with pay-to-play requirements. Nia’s general policy is not to use third-party solicitors for prospective client government contacts, as regulators impose strict registration requirements on such persons.

All employees are covered by this policy. Employees must receive written pre-approval from the CCO prior to Political Contributions made by themselves or immediate family or household members.

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As a rule, assuming pre-clearance has been received, employees, as individuals, may make monetary or in-kind Political Contributions to a government entity and its elected officials of up to $350 per election per candidate for elections in jurisdictions where they are eligible to vote. The exception to this guideline is if the official holds an office or seeks an office in the state of California, where the limit is $250. Furthermore, employees may make monetary or in-kind Political Contributions to a government entity and its elected officials of amounts up to $150 per candidate per election to officials and candidates for elections in jurisdictions where they are not eligible to vote. A primary election is considered separate and distinct from a general election. Nia (the entity) is prohibited from making any Political Contributions of any amount. The CCO has the authority to approve or deny any contemplated Political Contribution to ensure that Nia meets its fiduciary duty to clients and avoids any conflict of interest or appearance of pay-to-play engagement.

Political Contributions may include, but are not limited to, the following: a gift, subscription, loan, advance, deposit of money, in-kind contribution, such as campaign volunteer work or event hosting, or anything of value made to influence an election for a federal, state or local office, including any payments for debts incurred in such an election. It also includes transition or inaugural expenses incurred by a successful candidate for state or local office. Employees are prohibited from soliciting or coordinating campaign contributions from or through others to an elected official who can influence the selection of Nia as an adviser.

The CCO will perform a check on historical Political Contributions made by any new hires made prior to their employment with Nia, and may additionally perform a periodic public database check if deemed necessary to monitor compliance with pay-to-play and Nia’s reporting requirements.

See Appendix H for the Political Contributions Report. See Appendix I for the Political Contributions Request.

Confidentiality

Employees shall respect the confidentiality of information acquired while performing professional duties and are prohibited from disclosing such information in an unauthorized manner. Employees are permitted to disclose confidential information when they are legally obliged to do so, in which case the employee will inform the CCO of the circumstances attendant to the legal or law enforcement scenario requiring such disclosure. Employees are prohibited from using confidential information acquired in their work for their personal advantage. Employees must keep all information about clients (including former clients) in strict confidence, including the client’s identity, the client’s financial circumstances, the client’s security holdings, and advice furnished to the client by the Firm (unless the client consents in writing).

Service on Board of Directors and Other Outside Interests

Employees shall not serve on the board of directors of publicly traded companies absent prior authorization by the CCO. Any such approval may only be made if it is determined that such board service will be consistent with the interests of the clients and of Nia, and that such person serving as a director will be isolated from those making investment decisions with respect to such company by appropriate procedures. A director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.

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Employees are generally permitted to participate in other outside business activities on a volunteer or compensated basis outside their service to the Firm on the condition that such participation is pre-approved by the CCO and does not conflict with the Firm’s ability to fulfill its fiduciary duty wherein all client interests are to be served first and foremost by Nia and its employees. Employees must report outside business activities to the CCO who is authorized to monitor and/or restrict the activity based solely upon an evaluation of conflict of interest issues. The CCO will ascertain if any authorized outside activities must be disclosed on Form ADV Part 2B or the employee’s Form U4. Any outside business activity in which an employee is engaged that predates this policy must also be reported to the CCO. At all times, employees are expected to comport themselves in a manner that is consistent with the Code of Ethics.

See Appendix J for the Outside Business Activities & Interests Report. See Appendix K for the Outside Business Activities Approval Request.

Compliance with Laws and Regulations

Employees are not permitted, in connection with the rendering of investment advice (including the purchase or sale, directly or indirectly, of a security held or to be acquired by a client):

♦         To defraud such client in any manner;

♦         To mislead such client, including making any statement that omits material facts;

♦         To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

♦         To engage in any manipulative practice with respect to such client; or

♦         To engage in any manipulative practice with respect to securities, including price manipulation.

The legal doctrine of willful blindness has been very effectively applied by regulatory authorities in enforcement actions taken against advisers. The doctrine states that if regulators determine that an individual or firm “should have known” that noncompliant or fraudulent activity was underway, the individual or entity in question will be held accountable pursuant to federal or state securities statutes and (if appropriate) the antifraud provisions of the U. S. Criminal Code. Accountability is predicated primarily upon the institutionalized policies of the adviser. Willful blindness negates the excuse “I/we did not know”.

Certification of Compliance

Initial Certification

The Firm is required to provide all employees with a copy of its Code of Ethics. All employees are to certify in writing that they have: (a) received a copy of the Code of Ethics; (b) read and understand all provisions of the Code of Ethics; and (c) agree to comply with the terms of the Code of Ethics.

Acknowledgement of Amendments

The Firm must provide employees with amendments to the Code of Ethics and employees must submit a written acknowledgement that they have received, read, and understand the amendments. The acknowledgement is embedded in the Compliance Manual Certification Form, found in Appendix A.

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Annual Certification

All employees must annually certify that they have read, understood, and complied with this Code of Ethics and that the employee has made all reports required by the Code of Ethics and has not engaged in any prohibited conduct. The acknowledgement is embedded in the Compliance Manual Certification Form, found in Appendix A.

Records, Reporting, and Violations

Code of Ethics Recordkeeping

The CCO ensures that the Firm maintains the following records in accordance with recordkeeping regulations:

♦         A copy of each Code of Ethics that has been in effect at any time during the past five years;

♦         A record of any violation of the Code of Ethics and any action taken because of such violation for five years from the end of the fiscal year in which the violation occurred;

♦         A record of all written acknowledgements of receipt of the Code of Ethics and amendments for each person who is currently, or within the past five years was, an employee. These records must be kept for five years after the individual ceases to be an employee of the Firm;

♦         Holdings and transactions reports made pursuant to the Code of Ethics, including any brokerage confirmation and account statements made in lieu of these reports;

♦         A list of the names of persons who are currently, or within the past five years were, employees subject to the Code of Ethics;

♦         A record of all pre-clearance requests and any decision and supporting reasons for approving or denying the acquisition of securities by employees in initial public offerings, limited offerings, and private placements for at least five years after the end of the fiscal year in which approval was granted;

♦         A record of all reports under the Code of Ethics, including political contributions; and

♦         A record of any decisions that grant employees or employees an exception to or waiver under the Code of Ethics.

Handling of Violations

All employees must report Code of Ethics violations promptly to the CCO. If the CCO is involved in the violation or is unreachable, employees may report directly to another senior officer. All reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Examples of Code of Ethics violations that must be reported are (but are not limited to):

♦         Noncompliance with securities statutes and related rules, and regulations;

♦         Exploiting conflicts of interest to the detriment of clients and/or the Firm;

♦         Fraud or illegal acts involving any aspect of the Firm’s business;

♦         Material misstatements in regulatory filings, internal books and records, or client records;

♦         Activity that is harmful to clients; and

♦         Deviations from compliance controls and procedures.

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics or Nia compliance policy. Retaliation against an individual who reports a violation is prohibited by federal statutes and constitutes a further violation of the Code of Ethics. The Firm may not

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and does not prohibit an employee from reporting an act of noncompliance to a regulatory or from collecting a whistleblower award.

Sanctions

Any violation of compliance policy, procedure or the Code of Ethics which is discovered by or reported to the CCO shall be reviewed and investigated promptly. Such report shall include the corrective action taken and any recommendation for disciplinary action deemed appropriate by the CCO. Such recommendation shall be based on, among other things, the severity of the infraction, whether it is a first or repeat offense, and whether it is part of a pattern of disregard for the letter and intent of this Code of Ethics. As directed by the CCO, the Firm may impose such sanctions for violation of the Code of Ethics as deemed appropriate, including, but not limited to:

♦         Letter of censure;

♦         Suspension or termination of employment;

♦         Reversal of a securities trade at the violator’s expense and risk, including disgorgement of any profit; and/or

♦         Pursuant to statute, referral to law enforcement or regulatory authorities.

Annual Review

The CCO shall review at least annually the adequacy of this Code of Ethics and the Nia compliance program. The review will ascertain efficacy and implementation of this compliance policy and related procedures relative to the Nia business model and the applicable regulatory regime. The annual review will include a record of all policy violations and exceptions with attendant mitigation. All changes made to the Code of Ethics and Compliance Manual shall be “redlined” and retained within the Firm’s official books and records.